Exhibit 99(d)(25)

TRANSAMERICA FUNDS
AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT is made as of May 1, 2011, to the Investment Advisory Agreement dated as of February 28, 2011, as amended (the “Agreement”), between Transamerica Funds and Transamerica Asset Management, Inc.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1. Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as follows:

FUND	INVESTMENT ADVISER COMPENSATION*	EFFECTIVE DATE

Transamerica TS&W International Equity	0.80% of the first $250 million; 0.75% over $250 million up to $500 million; 0.725% over $500 million up to $1 billion; and 0.70% over $1 billion.	February 28, 2011
Transamerica Water Island Arbitrage Strategy	1.05% of the first $50 million; and 1.00% over $50 million.	May 1, 2011

*	As a percentage of average daily net assets on an annual basis

In all other respects, the Agreement dated February 28, 2011, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of May 1, 2011.

TRANSAMERICA FUNDS

By:

Name:	Christopher A. Staples
Title:	Vice President and Chief Investment Officer

TRANSAMERICA ASSET MANAGEMENT, INC.

By:

Name:	Dennis P. Gallagher
Title:	Senior Vice President, General Counsel, Secretary and Operations